Filed pursuant to Rule 424(b)(5)

File Nos. 333-180905

and 333-180905-01

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Aggregate Registration Fee(1)
5.625 % Senior Notes due 2019	$350,000,000	100%	$350,000,000	$40,110

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT

(to Prospectus dated April 24, 2012)

Anixter Inc.

$350,000,000

5.625% Senior Notes due 2019

Fully and Unconditionally Guaranteed by

Anixter International Inc.

Anixter Inc. (“Anixter”) is offering $350,000,000 of its 5.625% Senior Notes due 2019 (the “Notes”). Anixter will pay interest on the Notes on May 1 and November 1 of each year, beginning November 1, 2012. The Notes will mature on May 1, 2019. Anixter may at any time redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes plus a “make-whole” premium. If Anixter experiences certain kinds of changes of control, it must offer to repurchase all of the Notes outstanding at 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest.

Payments on the Notes will be fully and unconditionally guaranteed by Anixter International Inc., the direct parent company of Anixter (“Anixter International”). The Notes will be unsecured obligations of Anixter and will rank equally with Anixter’s existing and future unsecured senior indebtedness. The guarantee will be an unsecured obligation of Anixter International and will rank equally with Anixter International’s existing and future unsecured senior indebtedness.

Investing in the Notes involves risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement.

	Per Note	Total
Public offering price(1)	100.00%	$350,000,000
Underwriting discounts and commissions	1.75%	$6,125,000
Proceeds, before expenses, to Anixter	98.25%	$343,875,000

(1)	Plus accrued interest, if any, from April 30, 2012.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes.

We expect that delivery of the Notes will be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream Banking, société anonyme and the Euroclear Bank S.A./N.V., on or about April 30, 2012.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Wells Fargo Securities
BofA Merrill Lynch
J.P. Morgan
RBS

Co-Manager

UBS Investment Bank

The date of this prospectus supplement is April 25, 2012

PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” on page 2 of the accompanying prospectus.

S-ii

INCORPORATION BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that Anixter International has filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that Anixter International files with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 30, 2011;

•	our current report on Form 8-K filed on February 24, 2012;

•	our current report on Form 8-K filed on March 27, 2012; and

•

any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), until we sell all of the securities offered by the prospectus supplement.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, attention Treasurer, telephone: (224) 521-8000.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “estimates,” “plans,” “projects,” “should,” “may” or similar expressions, including the negative thereof, or other variations thereon or comparable terminology indicating our expectations or beliefs concerning future events. Such statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated in this prospectus supplement. These factors include general economic conditions; changes in supplier relationships; risks associated with the sale of nonconforming products and services; political, economic and currency risks of non-U.S. operations; inventory and accounts receivable risk; copper price fluctuations; risks associated with the integration of acquired companies; capital project volumes; and other factors identified herein under the heading “Risk Factors”, and in our reports filed with the SEC under the Exchange Act, including under Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2011.

We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information appearing elsewhere in this document. This summary is not complete and does not contain all of the information that you should consider before purchasing the Notes. You should carefully read the “Risk Factors” section beginning on page S-10 of this prospectus supplement to determine whether an investment in our Notes is appropriate for you. Unless otherwise indicated or the context requires otherwise, references to “Anixter” are to Anixter Inc. and its subsidiaries, and references to “we,” “us” or “our” refer collectively to Anixter International and its subsidiaries including Anixter Inc.

Anixter International Inc.

Overview.    Through a combination of our service capabilities and a portfolio of products from industry-leading manufacturers, we are a leading global distributor of data, voice, electrical, video and security network communication products and the largest North American distributor of specialty wire and cable products. In addition, we are a leading distributor of “C” Class inventory components which are incorporated into a wide variety of end-use applications and include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, the majority of which are specialized or highly engineered for particular customer applications.

We believe we are a leader in the provision of advanced inventory management services including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. Our comprehensive supply chain management solutions are designed to reduce customer procurement and management costs and enhance overall production or installation efficiencies. Inventory management services are frequently provided under customer contracts for periods in excess of one year and include the interfacing of Anixter and customer information systems and the maintenance of dedicated distribution facilities. These services are provided exclusively in connection with the sales of products, and, as such, the price of such services is included in the price of the products delivered to the customer.

Customers.    We sell products to over 100,000 active customers. Our customers are international, national, regional and local companies that include end users, installers, integrators and resellers of our products as well as original equipment manufacturers who use our products as a component of their end product. Our customers cover all industry groups including manufacturing, resource extraction, telecommunications, internet service providers, finance, education, healthcare, transportation, utilities, aerospace and defense and government as well as contractors, installers, system integrators, value-added resellers, architects, engineers and wholesale distributors. Our customer base is well-diversified with no single customer accounting for more than 3% of sales in 2011.

Products.    We sell over 450,000 products. These products include communications (voice, data, video and security) products used to connect personal computers, peripheral equipment, mainframe equipment, security equipment and various networks to each other. These products consist of an assortment of transmission media (copper and fiber optic cable), connectivity products, support and supply products, and security surveillance and access control products. These products are incorporated into enterprise networks, physical security networks, central switching offices, web hosting sites and remote transmission sites. In addition, we provide electrical wire and cable products, including electrical and electronic wire and cable, control and instrumentation cable and coaxial cable that are used in a wide variety of maintenance, repair and construction-related applications. We also provide a wide variety of electrical and electronic wire and cable products, fasteners and other small components that are used by original equipment manufacturers in manufacturing a wide variety of products.

Suppliers.    We source products from approximately 6,500 suppliers. However, approximately 30% of our dollar volume purchases in 2011 were from our five largest suppliers. An important element of our overall business strategy is to develop and maintain close relationships with our key suppliers, which include the world’s leading manufacturers of communication cabling, connectivity, support and supply products, electrical wire and cable and fasteners. Such relationships emphasize joint product planning, inventory management, technical support, advertising and marketing. In support of this strategy, we generally do not compete with our suppliers in product design or manufacturing activities. We also generally do not sell private label products that are either one of our brands or a brand name exclusive to us.

Our typical distribution agreement includes the following significant terms:

•	a non-exclusive right to resell products to any customer in a geographical area (typically defined as a country);

•	usually cancelable upon 90 days notice by either party for any reason;

•	no minimum purchase requirements, although pricing may change with volume on a prospective basis; and

•	the right to pass through the manufacturer’s warranty to our customers.

Distribution and Service Platform.    We cost-effectively serve our customers’ needs through our proprietary computer systems, which connect most of our warehouses and sales offices throughout the world. The systems are designed for sales support, order entry, inventory status, order tracking, credit review and material management. Customers may also conduct business through our e-commerce platform, one of the most comprehensive, user-friendly and secure websites in the industry.

We operate a series of large, modern, regional warehouses in key geographic locations in North America, Europe and Emerging Markets (Asia Pacific and Latin America) that provide for cost-effective, reliable storage and delivery of products to our customers. We have designated 14 warehouses as regional warehouses. Collectively these facilities store over one-third of our inventory. In certain cities, some smaller warehouses are also maintained to maximize transportation efficiency and to provide for the local needs of customers. This network of warehouses and sales offices consists of 156 locations in the United States, 17 in Canada, 33 in the United Kingdom, 37 in Continental Europe, 30 in Latin America, 18 in Asia and 5 in Australia/New Zealand.

We have also developed close relationships with certain freight, package delivery and courier services to minimize transit times between our facilities and customer locations. The combination of our information systems, distribution network and delivery partnerships allows us to provide a high level of customer service while maintaining a reasonable level of investment in inventory and facilities.

Employees.    At December 30, 2011, we employed approximately 8,200 people. Approximately 43% of our employees are engaged in sales or sales-related activities, 37% are engaged in warehousing and distribution operations and 20% are engaged in support activities, including inventory management, information services, finance, human resources and general management. We do not have any significant concentrations of employees subject to collective bargaining agreements within any of our geographic segments.

Competition.    Given our role as an aggregator of many different types of products from many different sources and because these products are sold to many different industry groups, there is no well-defined industry group against which we compete. We view the competitive environment as highly fragmented with hundreds of distributors and manufacturers that sell products directly or through multiple distribution channels to end users or other resellers. There is significant competition within each end market and geography served that creates pricing pressure and the need for constant attention to improve services. Competition is based primarily on breadth of products, quality, services, price and geographic proximity. We believe that we have a significant competitive advantage due to our comprehensive product and service offerings, highly-skilled workforce and global distribution network. We believe our global distribution platform provides a competitive advantage to serving multinational customers’ needs. Our operations and logistics platform gives us the ability to ship orders from inventory for delivery within 24 to 48 hours to all major global markets. In addition, we have common systems and processes throughout most of our operations in more than 50 countries that provide our customers and suppliers with global consistency.

We enhance our value proposition to both key suppliers and customers through our specifications and testing facilities and numerous quality assurance certification programs such as ISO 9001:2008 and ISO TEC 17025. We use our testing facilities in conjunction with suppliers to develop product specifications and to test quality compliance. At our data network-testing lab located at our suburban Chicago headquarters, we also work with customers to design and test various product configurations to optimize network design and performance specific to our customers’ needs. At our strategically positioned technical centers and laboratories and through various regional quality labs, we offer original equipment manufacturers a comprehensive range of dimensional, performance and mechanical testing and materials characterization for product testing and failure investigation.

Most of our competitors are privately held, and, as a result, reliable competitive information is not available.

Contract Sales and Backlog.    We have a number of customers who purchase products under long-term (generally three to five year) contractual arrangements. In such circumstances, the relationship with the customer typically involves a high degree of material requirements planning and information systems interfaces and, in some cases, may require the maintenance of a dedicated distribution facility or dedicated personnel and inventory at, or in close proximity to, the customer site to meet the needs of the customer. Such contracts do not generally require the customer to purchase any minimum amount of goods from us, but would require that materials acquired by us as a result of joint material requirements planning between us and the customer be purchased by the customer.

Generally, backlog orders, excluding contractual customers, represent approximately four weeks of sales and ship to customers within 30 to 60 days from order date. Our operations and logistics platform gives us the ability to ship orders from inventory for delivery within 24 to 48 hours to all major global markets.

Seasonality.    Our operating results are not significantly affected by seasonal fluctuations except for the impact resulting from variations in the number of billing days from quarter to quarter. Consecutive quarter sales from the third to fourth quarters are generally lower due to the holidays and lower number of billing days as compared to other consecutive quarter comparisons. As our fastener business grows, we expect seasonal fluctuations to increase slightly, as the first and second quarter are somewhat stronger in the fastener business, due to third and fourth quarter seasonal and holiday plant shutdowns among original equipment manufacturer customers.

Anixter Inc.

All of the operating activities of Anixter International are conducted through its wholly owned subsidiary Anixter Inc.

Recent Developments

Preliminary Selected First Quarter Results of Anixter International Inc.

On April 24, 2012, we issued a press release announcing unaudited financial results for the fiscal quarter ended March 30, 2012. We have not yet finalized our financial statements as of and for the quarter ended March 30, 2012, including all disclosures required by accounting principles generally accepted in the U.S. (GAAP), and our auditors have not yet completed their review of these financial statements. Accordingly, financial information as of and for the quarter ended March 30, 2012 is subject to further revision as we finalize these financial statements, including all disclosures required by GAAP, and as our auditors conduct their review of these financial statements. Set forth below are preliminary financial results from continuing operations for the quarter ended March 30, 2012:

	Three Months Ended
	March 30, 2012	April 1, 2011	Percent Change
	(In millions except percentages)
Net Sales	$1,522.7	$1,470.8	4%
Operating Income	$86.7	$77.5	12%
Net Income	$55.6	$40.9	36%

Sales of $1.52 billion increased 4 percent compared to sales of $1.47 billion in the year ago quarter.

First quarter operating income of $86.7 million improved by 12 percent compared to $77.5 million in the year ago quarter. The operating profit in the prior year quarter included a European restructuring charge of $5.3 million. Excluding this charge, operating income increased by 5 percent.

Operating margin in the current quarter was 5.7 percent compared to 5.3 percent in the year ago quarter. Excluding the restructuring charge outlined above, operating margin improvement in the current period would have been 10 basis points.

Net income from continuing operations of $55.6 million, or $1.62 per diluted share, improved by 43 percent on a per share basis compared to $40.9 million, or $1.13 per share, reported in the year ago quarter. Net income from continuing operations in the current quarter included a tax benefit of $9.7 million primarily due to the reversal of deferred income tax valuation allowances in certain foreign jurisdictions as a result of improvements in projected profitability. The tax benefit was partially offset by a pre-tax charge of $1.7 million ($1.1 million, net of tax) for interest and penalties associated with prior year tax liabilities. Excluding the impact of the tax benefit and the interest and penalties related to prior years’ tax liabilities in the current quarter and the restructuring charge in the prior year quarter, net income from continuing operations in the first quarter was $47.0 million or $1.37 per diluted share compared to $44.2 million or $1.22 per diluted share in the prior year quarter. With these adjustments, net income increased by 6 percent and earnings per diluted share improved by 12 percent over the prior year quarter.

Special Dividend

On April 24, 2012, we announced that our Board of Directors declared the payment of a special dividend of $4.50 per common share, or a total cash outlay of approximately $150 million. The special dividend is payable on May 31, 2012 to shareholders of record on May 16, 2012. By making this payment in the form of a special dividend rather than committing to a regular dividend payment, we maintain the flexibility to utilize future cash flows to invest in the growth of the business as the global economy further improves.

Our executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026. Our telephone number at those offices is (224) 521-8000.

The Offering

Issuer	Anixter Inc. (“Anixter”)

Securities Offered	$350,000,000 aggregate principal amount of 5.625% Senior Notes due 2019

Guarantee	Anixter International Inc. will fully and unconditionally guarantee all the obligations of Anixter Inc. under the Notes. The Notes initially will not be guaranteed by any of our subsidiaries.

Issue Price	100% plus accrued interest from April 30, 2012.

Interest	5.625% per year. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year, commencing November 1, 2012.

Optional Redemption	We may at any time redeem some or all of the Notes at a redemption price equal to 100% of their principal amount plus a “make-whole” premium, together with accrued and unpaid interest, if any, to the redemption date. See “Supplemental Description of the Notes —Optional Redemption.”

Change of Control	Upon the occurrence of a change of control (as defined under “Supplemental Description of the Notes — Repurchase of Notes upon a Change of Control” in this prospectus supplement), Anixter will be required to make an offer to purchase the Notes. The purchase price will equal 101% of the principal amount of the Notes on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase. Anixter may not have enough funds available at the time of a change of control to make any required debt payment (including repurchases of the Notes).

Ranking	The Notes will be senior unsecured obligations of Anixter, ranking equally in right of payment with other senior unsecured indebtedness of Anixter from time to time outstanding.

The guarantee of Anixter International will be a senior unsecured obligation of Anixter International, ranking equally in right of payment with other senior unsecured indebtedness of Anixter International from time to time outstanding.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. The Notes will be structurally subordinated to all indebtedness and other obligations of the subsidiaries of Anixter.

The Indenture pursuant to which the Notes are issued does not limit the amount of debt that Anixter, Anixter International or any of our subsidiaries may incur.

Certain Covenants	The Indenture limits our ability to:

•	merge or consolidate with or into other companies or sell all or substantially all of our assets;

•	incur liens; and

•	engage in sale and leaseback transactions.

For additional information, see “Supplemental Description of the Notes — Consolidation, Merger, Conveyance, Transfer or Lease” and “Supplemental Description of the Notes — Certain Covenants of Anixter and Anixter International.”

Use of Proceeds	The net proceeds, after estimated expenses, to Anixter from the sale of the Notes offered hereby are expected to be approximately $343 million, which we will use to repay amounts outstanding under our accounts receivable securitization program, to repay borrowings under our revolving credit facility, to provide additional liquidity for maturing indebtedness and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	You should carefully consider the information set forth under “Risk Factors” before deciding to invest in the Notes.

Conflicts of Interest	An affiliate of one of the underwriters is the agent under our accounts receivable securitization program, and affiliates of certain of the underwriters are lenders under our revolving credit facility. Because we intend to use the net proceeds from this offering to reduce amounts outstanding under our accounts receivable securitization program and revolving credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to the repayment of amounts outstanding under such facilities is considered by the Financial Industry Regulatory Authority (“FINRA”) to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with FINRA Rule 5121, which requires that a qualified independent underwriter (“QIU”) participate in the preparation of this prospectus supplement and perform the usual standards of due diligence with respect thereto. UBS Securities LLC is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify UBS Securities LLC against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act. See “Underwriting (Conflicts of Interest).”

For additional information regarding the Notes, see “Supplemental Description of the Notes.”

Summary Consolidated Financial Data of Anixter International

The summary consolidated financial data presented below as of and for the fiscal years ended January 1, 2010, December 31, 2010 and December 30, 2011 is derived from our audited financial statements. You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes incorporated herein by reference to our Annual Report on Form 10-K for the fiscal year ended December 30, 2011.

	Fiscal Year Ended
	January 1, 2010	December 31, 2010	December 30, 2011
	(In millions)
Selected Income Statement Data:
Net sales	$4,779.6	$5,274.5	$6,146.9
Operating income(a)	84.8	267.2	362.8
Interest expense and other, net(b)	(85.3)	(55.1)	(59.3)
Early retirement of debt(c)	(1.1)	(31.9)	—
Net income (loss) from continuing operations(a), (b), (c), (d)	(41.4)	109.5	200.7
(Loss) income from discontinued operations, net(e)	12.1	(1.0)	(12.5)
Net income (loss)	$(29.3)	$108.5	$188.2
Selected Balance Sheet Data:
Total assets	$2,671.7	$2,933.3	$3,034.0
Total short-term debt(g)	$8.5	$203.4	$3.0
Total long-term debt(c), (g)	$821.1	$688.7	$806.8
Stockholders’ equity(f)	$1,024.1	$1,010.8	$1,001.2
Other Financial Data:
Working capital	$1,381.0	$1,233.1	$1,376.0
Capital expenditures	$21.9	$19.6	$26.4
Depreciation and amortization of intangibles	$37.1	$33.8	$33.5
EBITDA(h)	$101.6	$267.6	$387.1
Adjusted EBITDA(h)	$247.0	$317.7	$412.7

Notes:

(a)	For the year ended December 30, 2011, we recorded a charge of $5.3 million ($0.09 per diluted share) related to facility consolidations and headcount reductions in Europe. For the year ended January 1, 2010, operating income includes $100.0 million ($2.85 per diluted share) of non-cash goodwill impairment charge related to the European operations, $5.7 million ($0.11 per diluted share) of severance costs related to staffing reductions and $4.2 million ($0.07 per diluted share) related to exchange rate-driven lower of cost or market adjustment on inventory in Venezuela

(b)	For the year ended December 31, 2010, we recognized a foreign exchange gain of $2.1 million ($0.02 per diluted share) associated with our Venezuela operations. In 2009, we recognized foreign exchange losses of $13.8 million ($0.17 per diluted share) associated with our Venezuela operations and a loss of $2.1 million ($0.04 per diluted share) associated with the cancellation of interest rate hedging contracts as a result of the repayment of the related borrowings.

(c)	In 2010 and 2009, we recognized a loss of $31.9 million ($0.55 per diluted share) and $1.1 million ($0.02 per diluted share), respectively, associated with the early retirement of debt.

(d)

In 2011, we recorded net tax benefits of $10.8 million ($0.31 per diluted share) which include the reversal of deferred income tax valuation allowances of $11.3 million, partially offset by additional prior year taxes of $0.5 million. Together, the net tax benefits and aforementioned item in (a) above increased net income in 2011 by $7.5 million ($0.22 per diluted share). In 2010, we recorded a tax benefit of $1.3 million ($0.03 per diluted share) related to the reversal of prior year foreign taxes. Together, the tax item and the aforementioned items in (b) and (c) above, reduced net income in 2010 by $17.7 million ($0.50 per diluted share). In 2009, net income was reduced by $115.0 million ($3.16 per diluted share) related to the aforementioned items in (a), (b) and (c) above. In 2009, we also recorded $4.8 million ($0.13 per diluted share) of net tax benefits related primarily to the reversal of a valuation allowance.

(e)	In August 2011, we sold our Aerospace Hardware business. As a result of the divestiture, beginning in the third quarter of 2011, results of the business are reflected as “Discontinued Operations” and all prior periods have been revised to reflect this classification. The sales price of $155.0 million resulted in net proceeds of $143.6 million after adjusting for working capital adjustments and amounts we paid for legal and advisory fees. In 2010, we recorded a charge of $20.0 million ($0.35 per diluted share) related to an unfavorable arbitration ruling which is included in the loss from discontinued operations.

(f)	Stockholders’ equity reflects treasury stock purchases of $107.5 million, $41.2 million and $34.9 million for the years ended December 30, 2011, December 31, 2010 and January 1, 2010, respectively, all of which have been retired. During 2010, we also declared a special dividend of $3.25 per common share, and paid $111.0 million in the aggregate for such dividend, as a return of excess capital to stockholders. During 2011, 2010 and 2009, we repurchased a portion of our Convertible Notes due 2033 (“Notes due 2033”) resulting in a reduction in equity of $57.4 million, $20.4 million and $34.3 million, respectively, net of tax.

(g)	Prior to 2011, short-term debt primarily consisted of borrowings under our accounts receivable securitization facility. In 2011, the maturity date of the Anixter Receivables Corporation (“ARC”) facility was amended from July 2011 to May 2013. As a result of the change in maturity, the outstanding balance of the facility is classified as long-term debt at the end of 2011. During the first quarter of 2009, our primary operating subsidiary, Anixter Inc., issued $200 million principal amount of 10% Senior Notes due 2014 (“Notes due 2014”). In 2009, we repurchased a portion of the Notes due 2014 which resulted in reducing this debt balance by $23.6 million. Also, in 2009, we repurchased a portion of our Notes due 2033, resulting in a reduction of borrowings of $60.1 million. During 2010, we repurchased another portion of the Notes due 2014, which resulted in reducing the debt balances by $133.7 million to $30.6 million. Also, in 2010, the Company repurchased another portion of its Notes due 2033 resulting in a reduction of borrowings of $67.0 million. In 2011, we retired the remaining amount of the Notes due 2033, resulting in a reduction of borrowings of $48.9 million.

(h)	EBITDA is defined as income (loss) from continuing operations before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense, loss on early retirement of debt and stock-based compensation. Adjusted EBITDA for fiscal 2011 also excludes the previously mentioned adjustment of $5.3 million related to facility consolidations and headcount reductions in Europe. Adjusted EBITDA for fiscal 2009 excludes the previous mentioned items: $100.0 million of non-cash goodwill impairment charge related to the European operations, $5.7 million of severance costs related to staffing reductions in Europe and $4.2 million related to exchange rate-driven lower of cost or market adjustment on inventory in Venezuela. EBITDA and Adjusted EBITDA are presented because we believe they are useful indicators of our performance and our ability to meet debt service requirements. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures used by other companies. The following table presents a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) from continuing operations:

	Fiscal Year Ended
	January 1, 2010	December 31, 2010	December 30, 2011
	(In millions)
Net income (loss) from continuing operations	$(41.4)	$109.5	$200.7
Interest expense	66.1	53.6	50.1
Income taxes	39.8	70.7	102.8
Depreciation	24.1	22.5	22.1
Amortization of intangible assets	13.0	11.3	11.4

EBITDA	$101.6	$267.6	$387.1

Foreign exchange and other non-operating expense	19.2	1.5	9.2
Loss on early retirement of debt	1.1	31.9	—
Stock-based compensation	15.2	16.7	11.1
Europe facility consolidation and headcount reductions	5.7	—	5.3
Europe goodwill impairment	100.0	—	—
Inventory lower of cost or market adjustment in Venezuela	4.2	—	—

Adjusted EBITDA	$247.0	$317.7	$412.7

RISK FACTORS

In deciding whether to invest in the Notes, you should consider carefully the following factors that could materially adversely affect our operating results and financial condition. Each of the risks described below could result in a decrease in the value of the Notes and your investment therein. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2011. The information contained and incorporated by reference in this prospectus supplement and in the accompanying prospectus includes forward-looking statements that involve risks and uncertainties, and we refer you to “Forward-Looking Statements” in this prospectus supplement and the accompanying prospectus.

Risks Related to Our Business

A change in sales strategy or financial viability of our suppliers could adversely affect our sales or earnings.

Most of our agreements with suppliers are terminable by either party on short notice for any reason. We currently source products from over 6,500 suppliers. However, approximately 30% of our dollar volume purchases in 2011 were from our five largest suppliers. If any of these suppliers changed its sales strategy to reduce its reliance on distribution channels, or decided to terminate its business relationship with us, our sales and earnings could be adversely affected until we were able to establish relationships with suppliers of comparable products. Although we believe our relationships with these key suppliers are good, they could change their strategies as a result of a change in control, expansion of their direct sales force, changes in the marketplace or other factors beyond our control, including a key supplier becoming financially distressed.

We have risks associated with the sale of nonconforming products and services.

Historically, we have experienced a small number of cases in which our vendors supplied us with products that did not conform to the agreed upon specifications without our knowledge. Additionally, we may inadvertently sell a product not suitable for a customer’s application. We address this risk through our quality control processes, by seeking to limit liability and our warranty in our customer contracts, by obtaining indemnification rights from vendors and by maintaining insurance responsive to these risks. However, there can be no assurance that we will be able to include protective provisions in all of our contracts, that vendors will have the financial capability to fulfill their indemnification obligations to us, or that insurance can be obtained with sufficiently broad coverage or in amounts sufficient to fully protect us.

Our foreign operations are subject to political, economic and currency risks.

We derive over 40% of our revenues from sales outside of the United States. Economic and political conditions in some of these markets may adversely affect our results of operations, cash flows and financial condition in these markets. Our results of operations and the value of our foreign assets are affected by fluctuations in foreign currency exchange rates, and different legal, tax, accounting and regulatory requirements.

We have risks associated with inventory.

We must identify the right product mix and maintain sufficient inventory on hand to meet customer orders. Failure to do so could adversely affect our sales and earnings. However, if circumstances change (for example, an unexpected shift in market demand, pricing or customer defaults) there could be a material impact on the net realizable value of our inventory. To guard against inventory obsolescence, we have negotiated various return rights and price protection agreements with certain key suppliers. We also maintain an inventory valuation reserve account against diminution in the value or salability of our inventory. However, there is no guaranty that these arrangements will be sufficient to avoid write-offs in excess of our reserves in all circumstances.

Our operating results are affected by copper prices.

Our operating results have been affected by changes in prices of copper, which is a major component in the electrical wire and cable products sold by us. As our purchase costs with suppliers change to reflect the changing copper prices, our mark-up to customers remains relatively constant, resulting in higher or lower sales revenue and gross profit, depending on whether copper prices are increasing or decreasing.

The degree to which price changes in the copper commodity spot market correlate to product price changes is a factor of market demand levels for products. When demand is strong, there is a high degree of correlation but when demand is weak, there can be significant time lags between spot price changes and market price changes.

We have risks associated with the integration of acquired businesses.

In connection with recent and future acquisitions, it is necessary for us to continue to create a cohesive business from the various acquired properties. This requires the establishment of a common management team to guide the acquired businesses, the conversion of numerous information systems to a common operating system, the establishment of a brand identity for the acquired businesses, the streamlining of the operating structure to optimize efficiency and customer service and a reassessment of the inventory and supplier base to ensure the availability of products at competitive prices. No assurance can be given that these various actions can continue to be completed without disruption to the business, that the various actions can be completed in a short period of time or that anticipated improvements in operating performance can be achieved.

Our debt agreements could impose restrictions on our business.

Our debt agreements contain certain financial and operating covenants that limit our discretion with respect to certain business matters. These covenants restrict our ability to incur additional indebtedness. As a result of these restrictions, we are limited in how we may conduct our business and may be unable to compete effectively or take advantage of new business opportunities.

We have risks associated with accounts receivable.

Although no single customer accounts for more than 3% of our sales, a payment default by one of our larger customers could have a short-term impact on earnings. Given the current economic environment, the risk that constrained access to capital and general market contractions may heighten exposure of customer defaults.

We have near term funding needs.

We believe that expected future earnings, cash flow generated from operations and available, committed, unused credit lines will be sufficient to fund operations and debt maturities, including the repayment of $300 million aggregate principal amount of convertible notes as a result of maturity or conversion. In the event these sources are not sufficient to support our funding needs, we may need to access the capital markets and there can be no assurance that, when we access the capital markets, funding will be available or will be available on favorable terms. This could result in a material increase in interest expense, decrease in profitability or more restrictive covenants.

A decline in project volume could adversely affect our sales and earnings.

While most of our sales and earnings are generated by comparatively smaller and more frequent orders, the fulfillment of large orders for capital projects generates significant sales and earnings. Slow macro-economic growth rates, difficult credit market conditions for our customers, weak demand for our customers’ products or other customer spending constraints can result in project delays or cancellations, potentially having a material adverse effect on our financial results.

Risks Related to the Notes

Our level of indebtedness and our ability to incur additional debt may restrict our future operations and impair our ability to meet our obligations under the Notes.

As of December 30, 2011, we had approximately $809.8 million of outstanding indebtedness. After giving pro forma effect to, and the use of proceeds from, the sale of the Notes, our total consolidated indebtedness as of December 30, 2011 would have been $896.9 million.

The indenture governing the Notes permits us to incur additional indebtedness. In addition, in certain circumstances, we may incur secured indebtedness. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the Notes to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the Notes would be structurally subordinated.

The amount of our debt may have important consequences to you. For instance, it could:

•	make it more difficult for us to satisfy our financial obligations, including those relating to the Notes;

•

require us to dedicate a substantial portion of our cash flow from operations to the payment of interest and principal due under our debt, including the Notes, which will reduce funds available for other business purposes;

•	increase the risk of a ratings downgrade, increasing our cost of financing and limiting our access to capital markets;

•	increase the risk of a default of certain loan covenants, restricting our use of cash and financing alternatives;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	place us at a competitive disadvantage compared with some of our competitors that have less debt; and

•	limit our ability to obtain additional financing required to fund working capital and capital expenditures, mergers and acquisitions and for other general corporate purposes.

From time to time we have paid special dividends and repurchased shares of our common stock, and we are paying a special dividend of $4.50 per share on May 31, 2012. To the extent we use cash to pay dividends or acquire shares of common stock, we will have less cash to satisfy our obligation under the Notes.

Our ability to satisfy our obligations depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control. Our business may not generate sufficient cash flow, and future financings may not be available to provide sufficient net proceeds, to meet these obligations or to successfully execute our business strategy.

The Notes will be structurally subordinated to the debt and liabilities of our subsidiaries.

The Notes will not be guaranteed by our subsidiaries. Payments on the Notes are required to be made only by Anixter and Anixter International. We will not have direct access to the assets of our subsidiaries unless those assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions, including restrictions under other agreements and under applicable law. Certain of our domestic subsidiaries provide and may in the future provide guarantees of our revolving credit facility. Claims of creditors of our subsidiaries, including trade creditors and lenders under our revolving credit facility in the case of subsidiaries that guarantee our revolving credit facility, generally will have priority with respect to the assets and earnings of our subsidiaries over our claims or those of our creditors, including holders of the Notes. As a result, the Notes will be structurally subordinated to all existing and future debt and liabilities, including trade payables, of our subsidiaries.

We sell, on an ongoing basis without recourse, substantially all our accounts receivable originating in the United States to a wholly owned bankruptcy remote subsidiary of ours. The accounts receivable are not our assets or assets of our subsidiaries and are not available to us or our subsidiaries to repay debt.

The Notes will be effectively subordinated to all of our existing and future secured indebtedness.

The Notes will not be secured by any of our assets. As a result, the indebtedness represented by the Notes will be effectively subordinated to any existing and future secured indebtedness we may incur to the extent of the value of the assets securing such indebtedness. The terms of the indenture will permit us to incur secured debt subject to some limitations. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding up, liquidation or reorganization, or other bankruptcy proceeding, any secured creditors would have a claim to their collateral superior to that of the Notes.

The indenture governing the Notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the Notes.

The indenture governing the Notes will not contain any financial maintenance covenants and will contain only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the Notes would be structurally subordinated. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the Notes.

We may be prohibited from repurchasing, and may be unable to repurchase, the Notes upon a change of control, which would cause defaults under the indenture for the Notes and possibly our other debt or financing agreements that may be in effect at the time of the change of control.

If we experience a change of control, as defined under “Supplemental Description of the Notes —Repurchase of Notes upon a Change of Control” in this supplemental prospectus, we will be required to make an offer to repurchase all of the Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase. We cannot assure you that we will have sufficient funds or be able to arrange for additional financing to repurchase the Notes following such a change of control. In addition, we cannot assure you that a repurchase of the Notes following such a change in control would be permitted pursuant to our other debt or financing agreements that may be in effect at the time of such change in control, which could cause our other indebtedness to be accelerated. If such indebtedness were to be accelerated, we may not have sufficient funds to repurchase the Notes and repay such indebtedness.

An active trading market for the Notes may not develop.

We cannot assure you that an active trading market will develop or be maintained for the Notes. If an active trading market does develop for the Notes, they may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities and our performance and other factors.

USE OF PROCEEDS

The net proceeds, after underwriting discounts and estimated expenses, to Anixter from the sale of the Notes offered hereby are expected to be approximately $343 million. We estimate that we will use approximately $219 million of the net proceeds to repay amounts outstanding under our accounts receivable securitization program and $109 million to repay borrowings under our revolving credit facility, and use the balance to provide additional liquidity for maturing indebtedness and for general corporate purposes. Amounts outstanding under our accounts receivable securitization program had an annual interest rate of 1.3% as of April 24, 2012, and the liquidity termination date of the program is May 2013. Borrowings under our revolving credit facility had a weighted average annual interest rate of 2.9% as of April 24, 2012 and mature in April 2016. Certain of the underwriters or their affiliates provide funding under our accounts receivable securitization program and/or are lenders under our revolving credit facility and will receive a portion of the net proceeds of this offering which will be used to reduce amounts outstanding under such facilities. See “Underwriting (Conflicts of Interest).”

CAPITALIZATION

The following table sets forth our capitalization as of December 30, 2011 (i) on an actual basis and (ii) on an as adjusted basis, after giving effect to this offering and the use of the net proceeds thereof. This table should be read in conjunction with “Use of Proceeds” in this prospectus supplement and our consolidated financial statements and the related notes incorporated by reference into this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 30, 2011.

	As of December 30, 2011
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$106.1	$186.2

Total debt:
Short-term debt	3.0	3.0
5.95% senior notes due 2015	200.0	200.0
10% senior notes due 2014	31.1	31.1
Notes offered hereby	—	350.0
Accounts receivable securitization facility	175.0	—
Bank revolving lines of credit	120.4	32.5
1.00% convertible senior notes due 2013	280.3	280.3

Total debt	809.8	896.9
Total stockholders’ equity	1,001.2	1,001.2

Total capitalization	$1,811.0	$1,898.1

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended
	December 28, 2007	January 2, 2009	January 1, 2010	December 31, 2010	December 30, 2011
Actual	5.53	4.13	0.98	3.46	5.28
Pro Forma(1)					4.34

(1)	The pro forma ratio gives effect to the issuance of the Notes offered hereby and the use of proceeds as described under the “Use of Proceeds” section of the prospectus supplement as if they occurred on January 1, 2011 (the beginning of Anixter’s 2011 fiscal year).

Earnings represent income from continuing operations before taxes plus fixed charges. Fixed charges consist of (i) interest on all indebtedness (including capital leases) and amortization of debt discount and deferred financing fees, (ii) interest attributable to rentals and (iii) interest on liabilities associated with Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes. The ratio of earnings to fixed charges for the fiscal year ended January 1, 2010 was impacted by a goodwill impairment charge of $100.0 million related to our European operations.

SUPPLEMENTAL DESCRIPTION OF THE NOTES

Please read the following information concerning the Notes in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The Notes will be issued under an Indenture among Anixter, Anixter International, as Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Indenture”). The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the Notes are being offered and sold. The terms of the Notes will be set forth in a First Supplemental Indenture to the Indenture. Unless otherwise indicated or the context requires otherwise, in this Supplemental Description of the Notes, references to “Anixter” are to Anixter Inc. and not to any of its subsidiaries.

General

Anixter will offer $350,000,000 of 5.625% Senior Notes due 2019 as a series of notes under the Indenture. The Notes will be fully and unconditionally guaranteed by Anixter International. The Notes will not be guaranteed by any of our subsidiaries. See “Guarantee of Anixter International” in the accompanying prospectus.

The Notes will constitute part of the senior debt of Anixter and are equal in right of payment to any other existing or future senior unsecured obligations of Anixter. The guarantee by Anixter International will constitute part of the senior debt of Anixter International and is equal in right of payment to any other existing or future senior unsecured obligations of Anixter International. The Notes will not be subject to any mandatory redemption or sinking fund payments.

Interest Payments

The entire principal amount of the Notes will mature and become due and payable, together with any accrued and unpaid interest, on May 1, 2019. Each Note will bear interest at the annual rate set forth on the cover page of this prospectus supplement beginning April 30, 2012. Interest will be paid semi-annually in arrears on May 1 and November 1, commencing November 1, 2012. Interest will be paid to the persons in whose names the Notes are registered at the close of business on the immediately preceding April 15 and October 15. We will compute the amount of interest payable on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

The Notes are not redeemable at our option prior to maturity except as described below.

Anixter may at any time redeem all or part of the Notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes being redeemed, plus the Applicable Premium plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

As used herein:

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of (1) 1.0% of the principal amount of such Note and (2) the excess of (a) the present value at such time of the principal amount that, but for the redemption, would have been payable on the maturity date of the Note, plus all remaining scheduled payments of interest on such Note that, but for the redemption, would have been payable on the Note (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Treasury Rate” means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the maturity date; provided, however, that if the period from the redemption date to the maturity date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

If less than all of the Notes are to be redeemed, and the Notes to be redeemed are global Notes, the Notes to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the Notes to be redeemed are not global Notes, the trustee will select the Notes or portions thereof to be redeemed using a method the trustee shall deem fair and appropriate.

Anixter will redeem Notes in increments of $1,000, provided that Notes of $2,000 or less may not be redeemed in part. Anixter will send a notice of redemption at least 30 days but not more than 60 days prior to the redemption date to each holder of Notes to be redeemed at its registered address. The notice will state:

•	the redemption date;

•	how the redemption price will be calculated;

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date; and

•	the place or places of payment.

In addition, if any Note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount thereof to be redeemed. Anixter will issue a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note (or through book entry transaction if global Notes). Notes called for redemption will become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption, and holders of redeemed Notes will have no rights with respect to such Notes except the right to receive the redemption price and any unpaid interest to the redemption date.

We may, at any time and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Repurchase of Notes upon a Change of Control

Anixter must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.

However, Anixter shall not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture, and purchases all Notes properly tendered and not withdrawn under the Offer to Purchase upon a Change of Control, or (ii) a notice of redemption has been given pursuant to the Notes as described above under the caption “Optional Redemption” to redeem all outstanding Notes otherwise subject to the Offer to Purchase, unless and until there is a default in payment of the applicable redemption price. An Offer to Purchase upon the occurrence of a Change of Control may be made by either Anixter or a third party in advance of a Change of Control if a definitive agreement to effect the Change of Control is in place at the time such Offer to Purchase is made and the Offer to Purchase is effected upon the consummation of the Change of Control, and such Offer to Purchase may be conditional on the Change of Control.

There can be no assurance that Anixter will have sufficient funds available at the time of any Change of Control to make any repurchases of Notes required by the foregoing paragraph, as well as any other repayments pursuant to covenants that may be contained in other indebtedness of Anixter that might be outstanding at the time.

As used herein:

“Board of Directors” means the board of directors of Anixter International.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the date of the Indenture or issued thereafter, including, without limitation, all common stock and preferred stock.

“Change of Control” means such time as:

(1)    the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Anixter International and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Anixter International or a Subsidiary;

(2)    a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Anixter International on a fully diluted basis;

(3)    the failure of Anixter International to own 100% of the outstanding Capital Stock of Anixter, provided that up to 3% of the outstanding Voting Stock of Anixter may be issued or transferred to employees of Anixter International and its subsidiaries without such issuance or transfer constituting a Change of Control;

(4)    the adoption of a plan relating to the liquidation or dissolution of Anixter or Anixter International;

(5)    individuals who on the date of the Indenture constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by stockholders of Anixter International was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of the Indenture or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(6)    Anixter or Anixter International consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into Anixter or Anixter International, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Anixter or Anixter International, as applicable, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of Anixter or Anixter International, as applicable, outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of Voting Stock of the surviving Person or any direct or indirect parent company of the Surviving Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the Voting Stock of the surviving Person.

“Offer to Purchase” means an offer to purchase Notes then outstanding by Anixter from the holders commenced by mailing a notice to the Trustee and each holder stating:

(1)    that all Notes validly tendered will be accepted for payment;

(2)    the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);

(3)    that any Note not tendered will continue to accrue interest pursuant to its terms;

(4)    that, unless Anixter defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5)    that holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date (or in accordance with applicable DTC procedures if global Notes);

(6)    that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased (or in accordance with applicable DTC procedures if global Notes); and

(7)    that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or through book entry transaction if global Notes); provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

On the Payment Date, Anixter shall (1) accept for payment Notes or portions thereof tendered pursuant to an Offer to Purchase; (2) deposit with the paying agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an officers’ certificate specifying the Notes or portions thereof accepted for payment by Anixter. The paying agent shall promptly mail to the holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered (or through book entry transaction if global Notes); provided that each Note purchased and each new Note issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. Anixter will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the paying agent for an Offer to Purchase. Anixter will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Anixter is required to repurchase Notes pursuant to an Offer to Purchase.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or any other entity or government or any agency or political subdivision thereof.

“Subsidiary” means a corporation, association, partnership or other entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by Anixter International, Anixter or by one or more other Subsidiaries, or by Anixter International, Anixter and one or more other Subsidiaries.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

Forms and Denominations

The Notes will be issued as one or more global securities in the name of a nominee of the Depository Trust Company and will be available only in book-entry form. See “Description of Debt Securities — Book-Entry Issuance” in the accompanying prospectus. The Notes are available for purchase in multiples of $2,000 and integral multiples of $1,000 in excess thereof.

Additional Notes

Anixter may, without notice to or the consent of the holders of the Notes, create and issue additional notes ranking equally with the Notes offered by this prospectus supplement in all respects, including having the same CUSIP number, so that such additional Notes would be consolidated and form a single series with the Notes offered hereby and would have the same terms as to status, redemption or otherwise as the Notes offered hereby. No such additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

Guarantee of Anixter International

Anixter International will unconditionally guarantee to each holder of Notes and to the indenture trustee the due and punctual payment of the principal of, and premium, if any, and interest on the Notes. The guarantee applies whether the payment is due at maturity, or as a result of acceleration, redemption or otherwise. The guarantee will remain valid even if the Indenture is found to be invalid.

Anixter International is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through Anixter and, as a result, Anixter International depends on the earnings and cash flow of, and dividends or distributions from, Anixter to provide the funds necessary to meet its debt and contractual obligations. Anixter International’s holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of Anixter International itself as a creditor of a subsidiary may be recognized).

Defeasance

The Notes will be subject to defeasance and covenant defeasance, as provided in “Description of Debt Securities — Defeasance and Covenant Defeasance” in the accompanying prospectus.

Consolidation, Merger, Conveyance, Transfer or Lease

Neither Anixter nor Anixter International shall consolidate with, or sell or convey all or substantially all of their respective assets to, or merge with or into any other person or entity unless:

•

either Anixter or Anixter International, as applicable, is the continuing corporation, or the successor is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or a state thereof and the successor person expressly assumes by a supplemental indenture Anixter International’s or Anixter’s obligations, as applicable, under the Notes and under the Indenture;

•

Anixter International or Anixter, as applicable, or the successor person, as the case may be, is not immediately after the merger or consolidation, or the sale, lease or conveyance, in default in the performance of any covenant or condition under the Indenture; and

•	after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing.

Certain Covenants of Anixter and Anixter International

The Indenture contains certain covenants of Anixter, Anixter International and certain subsidiaries related to the incurrence of secured debt and sale and leaseback transactions. These covenants do not, however, focus on the amount of debt incurred in any transaction and do not otherwise afford protection to holders of the Notes in the event of a highly leveraged transaction that is not in violation of the covenants.

Limitations on Secured Debt

The Indenture provides that Anixter and Anixter International will not at any time create, incur, assume or guarantee, and will not cause or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt, and Anixter and Anixter International will not at any time create, and will not cause or permit a Restricted Subsidiary to create, any Security Interest securing any indebtedness existing on the date of the Indenture which would constitute Secured Debt if it were secured by a Security Interest, without first making effective provision whereby the debt securities then outstanding under the Indenture (including the Notes) and any other indebtedness of or guaranteed by Anixter, Anixter International or such Restricted Subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness so secured, so long as such other obligations and indebtedness shall be so secured; provided, however, that the foregoing prohibition will not apply to:

•

Security Interests on property acquired, constructed, developed or improved after the date of the Indenture by Anixter, Anixter International or a Restricted Subsidiary and created prior to or contemporaneously with, or within 180 days after the acquisition of property which is a parcel of real property, a building, machinery or equipment;

•

Security Interests on property at the time of acquisition which secure obligations assumed by Anixter, Anixter International or a Restricted Subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm at the time it becomes a Restricted Subsidiary or is merged into or consolidated with Anixter, Anixter International or a Restricted Subsidiary, or on properties of a corporation or firm acquired by Anixter, Anixter International or a Restricted Subsidiary as an entirety or substantially as an entirety;

•	Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by Anixter, Anixter International or any Restricted Subsidiary;

•	Security Interests securing indebtedness of a Restricted Subsidiary owing to Anixter, Anixter International or to another Restricted Subsidiary;

•

Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

•

Security Interests securing indebtedness of Anixter or a Restricted Subsidiary owing to an Unrestricted Subsidiary of the character described in clause (c) of the definition of Unrestricted Subsidiary that finances accounts receivable;

•

mechanics’ and other statutory liens arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or that are being contested in good faith;

•	Security Interests for taxes, assessments or governmental charges not yet delinquent or for taxes, assessments or governmental charges that are being contested in good faith;

•

Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	Landlords’ liens on fixtures on premises leased in the ordinary course of business;

•

Security Interests to secure partial, progress, advance or other payments or any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, or substantial repair, alteration or improvement of the property subject to such Security Interests if the commitment for the financing is obtained not later than 180 days after the later of the completion of or the placing into operation (exclusive of test and start-up periods) of such property;

•

Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States, or any state thereof, or any department, agency or instrumentality of the United States; or

•

Security Interests in favor of the United States or any state, county or local government, or any agency of the United States, or any holder of bonds or other securities thereof issued, in connection with the financing of the cost of acquiring, constructing or improving property (including, without limitation, any such property designed primarily for the purpose of pollution control), and any transfers of title to or Security Interest in any such property and any related property, in favor of such government or governmental agency or any such security holders in connection with the acquisition, construction, improvement, attachment or removal of such property; provided that such transfer of title or Security Interest does not apply to any Principal Facility.

Additionally, such permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof. In addition to the foregoing, Anixter, Anixter International and the Restricted Subsidiaries may incur Secured Debt, without equally and ratably securing the debt securities, if the sum of (a) the amount of Secured Debt entered into after the date of the Indenture, not including the Secured Debt referred to in the above bullets and any permitted extension, renewal and refunding thereof, plus (b) the aggregate value of Sale and Leaseback Transactions entered into after the date of the Indenture, not including Sale and Leaseback Transactions referred to in the second bullet under “Limitations on Sale and Leaseback Transactions” below, does not exceed ten percent of Consolidated Net Tangible Assets.

Limitations on Sale and Leaseback Transactions

The Indenture provides that Anixter and Anixter International may not, and may not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction unless:

•

Anixter, Anixter International or such Restricted Subsidiary would be entitled to incur Secured Debt only by reason of the provision described in the last sentence of “Limitations on Secured Debt” equal in amount to the net proceeds of the property sold or transferred or to be sold or to be transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased without equally and ratably securing the debt securities outstanding under the Indenture as provided under said section; or

•	Anixter, Anixter International or a Restricted Subsidiary shall apply, within 180 days after the effective date of such sale or transfer, an amount equal to such net proceeds to (i) the acquisition,

construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) the redemption of debt securities issued under the Indenture or to the repayment or redemption of Senior Funded Debt of Anixter, Anixter International or of any Restricted Subsidiary (other than Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such redemption Anixter or Anixter International may, within 180 days after such sale or transfer, deliver to the appropriate indenture trustee debt securities issued under the Indenture or other debt securities constituting Senior Funded Debt (other than such debt securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of such debt securities by an amount equivalent to the aggregate principal amount of the debt securities so delivered.

Certain Definitions

The following terms are defined substantially as follows in the Indenture and are used in this description as so defined:

“Consolidated Net Tangible Assets” means, in each case, with respect to Anixter International (a) the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock (including redeemable preferred stock) and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which, in each case, under generally accepted accounting principles in effect on the date of the Indenture would be included on a consolidated balance sheet of Anixter International and its Restricted Subsidiaries, less (b) loans, advances, equity investments and guarantees (other than accounts receivable arising from the sale of merchandise in the ordinary course of business) at the time outstanding that were made or incurred by Anixter International and its Restricted Subsidiaries to, in or for Unrestricted Subsidiaries or to, in or for corporations while they were Restricted Subsidiaries and which at the time of computation are Unrestricted Subsidiaries.

“Principal Facility” means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing, owned, on the date of the Indenture or thereafter, by Anixter, Anixter International or a Restricted Subsidiary, which has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of one percent of the Consolidated Net Tangible Assets, other than any such land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing which, in the opinion of the Board of Directors of Anixter International (evidenced by a board resolution), is not of material importance to the business conducted by Anixter International and its Subsidiaries taken as a whole.

“Restricted Subsidiary” means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary that was an Unrestricted Subsidiary but which, subsequent to the date of the Indenture, is designated by Anixter and Anixter International (evidenced by a resolution of their respective boards of directors) to be a Restricted Subsidiary; provided, however, that Anixter and Anixter International may not designate any such Subsidiary to be a Restricted Subsidiary if Anixter International or Anixter would thereby breach any covenant or agreement contained in the Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Secured Debt or Senior Funded Debt or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation).

“Sale and Leaseback Transaction” means any sale or transfer made by Anixter, Anixter International or one or more Restricted Subsidiaries (except a sale or transfer made to Anixter, Anixter International or one or more Restricted Subsidiaries) of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by Anixter, Anixter International or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by Anixter, Anixter International or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to Anixter, Anixter International or a Restricted Subsidiary (except a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by Anixter, Anixter International or such Restricted Subsidiary will be discontinued on or before the expiration of such period). The creation of any Secured Debt permitted under the applicable section of the Indenture will not be deemed to create or be considered a Sale and Leaseback Transaction.

“Secured Debt” means any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, Anixter, Anixter International or a Restricted Subsidiary, and any other indebtedness of Anixter, Anixter International or a Restricted Subsidiary on which, by the terms of such indebtedness, interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments (other than indebtedness owed by a Restricted Subsidiary to Anixter or Anixter International, or by a Restricted Subsidiary to another Restricted Subsidiary, or by Anixter or Anixter International to a Restricted Subsidiary), which in any such case is secured by (a) a Security Interest in any property or assets of Anixter, Anixter International or any Restricted Subsidiary, or (b) a Security Interest in any shares of stock owned directly or indirectly by Anixter or Anixter International in a Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from Anixter, Anixter International or another Restricted Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the aggregate amount then owing thereon by Anixter, Anixter International and the Restricted Subsidiaries.

“Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

“Senior Funded Debt” means any obligation of Anixter, Anixter International or any Restricted Subsidiary which constituted funded debt as of the date of its creation and that, in the case of such funded debt of Anixter and Anixter International, is not subordinate and junior in right of payment to the prior payment of the debt securities issued under the Indenture. As used herein “funded debt” means all indebtedness for borrowed money having a maturity of more than 12 months from the date as of which the amount thereof is to be determined; it being understood that debt outstanding under a revolving credit or similar agreement which may be borrowed, repaid and reborrowed (and reimbursement obligations relating to letters of credit) shall not constitute funded debt.

“Subsidiary” means a corporation, association, partnership or other entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Anixter International, Anixter or by one or more other Subsidiaries.

“Unrestricted Subsidiary” means (a) any Subsidiary acquired or organized after the date of the Indenture, provided, however, that such Subsidiary is not a successor, directly or indirectly, to, and does not directly or indirectly own any equity interest in, any Restricted Subsidiary, (b) any Subsidiary the principal business and assets of which are located outside the United States of America (including its territories and possessions), (c) any Subsidiary the principal business of which consists of financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by persons including Anixter, Anixter International or a Subsidiary, (d) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes, and (e) any Subsidiary substantially all the assets of which consist of stock or other securities of an Unrestricted Subsidiary or Unrestricted Subsidiaries of the character described in clauses (a) through (d) of this paragraph, unless and until, in each of the cases specified in this paragraph, any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of “Restricted Subsidiary”.

Events of Default

The Indenture provides, with respect the Notes, that any of the following events constitutes an “Event of Default”:

•	default in the payment of any interest upon any Note that becomes due and payable and the default continues for 30 days;

•	default in the payment of principal of or any premium on any Note when due at its maturity;

•

default in the performance, or breach, of any covenant or warranty of Anixter or Anixter International in the Indenture with respect to any Notes for 30 days after written notice to Anixter and Anixter International from the indenture trustee, or to Anixter, Anixter International and the indenture trustee from the holders of at least 25% of the outstanding Notes;

•

default by Anixter or Anixter International under any mortgage, indenture, bonds, debentures, notes or instrument under which there may be issued, secured or evidenced indebtedness for money borrowed which constitutes a failure to pay more than $50,000,000 in principal amount of such indebtedness when due and payable at its stated maturity or which results in more than $50,000,000 in principal amount of such indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, and that acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, before written notice of acceleration has been given by the indenture trustee or the holders of at least 25% of the outstanding Notes; and

•	certain events in bankruptcy, insolvency or reorganization with respect to Anixter and Anixter International.

If an Event of Default occurs as a result of either certain events in bankruptcy, insolvency or reorganization with respect to Anixter and Anixter International, then all unpaid principal of, premium (if any) and accrued interest on all Notes at the time outstanding will become immediately due and payable without any declaration or other act on the part of the indenture trustee or any holder of Notes. If an Event of Default occurs for any other reason with respect to the Notes, the indenture trustee or the holders of 25% in principal amount of the outstanding Notes may declare the Notes due and payable immediately.

Subject to certain limitations, the holders of a majority of the aggregate principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee, with respect to the Notes. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture or that are unduly prejudicial to other holders or that would involve the indenture trustee in personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions.

Under the Indenture, the indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the indenture trustee security or indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

The holders of a majority of the aggregate principal amount of the Notes may waive any past default under the Indenture with respect to the Notes and its consequences, except a default:

•	in respect of a payment of principal of, or premium (if any), or interest on any Note; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected Note.

At any time after the holders of the Notes declare that the Notes are due and immediately payable and before a judgment for the payment of the money due has been obtained, holders of a majority in principal amount of the outstanding Notes may rescind and cancel the declaration and its consequences (1) if all Events of Default (other than the non-payment of principal, premium, if any, or interest which has become due solely by the declaration) have been cured or waived, and (2) Anixter or Anixter International has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the Notes;

•	the principal of and premium (if any) on any Notes which are due other than by the declaration of acceleration, and any interest thereon at the rate or rates prescribed therefor in the Notes;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the Indenture.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions stated in the underwriting agreement between us, on the one hand, and Wells Fargo Securities, LLC as representative of the underwriters named below, on the other hand, each of the underwriters has severally agreed to purchase, and we have agreed to sell to each such underwriter, the aggregate principal amount of Notes set forth opposite such underwriter’s name below.

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$143,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	63,000,000
J.P. Morgan Securities LLC	63,000,000
RBS Securities Inc.	63,000,000
UBS Securities LLC	17,500,000

Total	$350,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

The underwriters propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. After the initial offering of the Notes to the public, the underwriters may change the public offering price.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange. We have been advised by the underwriters that they intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue market making at any time without notice. We can give no assurance as to the liquidity of, or the trading market for, the Notes.

The following table shows the underwriting discounts and commissions that Anixter is to pay to the underwriters in connection with this offering.

Paid by Anixter
Per Note	1.75%
Total	$6,125,000

In connection with the offering, the underwriters may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the aggregate principal amount of Notes to be purchased by the underwriters in this offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while this offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when an underwriter, in covering syndicate short positions or making stabilization purchases, repurchases Notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Anixter estimates that its total expenses for this offering (excluding underwriting expenses) will be approximately $750,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. A typical hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

The underwriters and certain of their affiliates have provided and may in the future provide financial advisory, investment banking and commercial and private banking services in the ordinary course of business to us, one or more of our directors or officers and/or one or more of our affiliates, for which they receive customary fees and expense reimbursement.

Affiliates of certain of the underwriters are lenders and agents under our five-year revolving credit agreement. Because we intend to use the net proceeds from this offering to reduce amounts outstanding owed by us under our accounts receivable securitization program and revolving credit facility, each of the underwriters whose affiliates will receive at least 5% of the net proceeds of this offering pursuant to the repayment of amounts outstanding under such facilities is considered by FINRA to have a conflict of interest in regards to this offering. As such, this offering is being conducted in accordance with FINRA Rule 5121, which requires that a QIU participate in the preparation of this prospectus supplement and perform the usual standards of due diligence with respect thereto. UBS Securities LLC is assuming the responsibilities of acting as QIU in connection with this offering. We have agreed to indemnify UBS Securities LLC against certain liabilities incurred in connection with it acting as QIU in this offering, including liabilities under the Securities Act. In connection with any such commercial or private banking services provided to directors, officers or other affiliates, the underwriters or their affiliates, as lenders, may receive a pledge of our common stock owned by such director, officer or affiliate that may be foreclosed upon by the lender pursuant to the express terms of the applicable loan documents or, in certain circumstances, the lender’s discretion. Trusts established for the benefit of our Chairman, Samuel Zell, and his family indirectly own shares of our common stock. As of April 23, 2012, 2,315,175 such shares of our common stock have been pledged to Merrill Lynch, Pierce, Fenner & Smith Incorporated and an affiliate of Merrill Lynch. Our Chairman has disclaimed beneficial ownership of such shares, except to the extent of his pecuniary interest in such shares.

LEGAL MATTERS

The validity of the Notes will be passed upon for us by Schiff Hardin LLP, Chicago, Illinois. Certain legal matters in connection with the Notes offered hereby will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Anixter International Inc. appearing in Anixter International Inc.’s Annual Report (Form 10-K) for the year ended December 30, 2011 (including schedules appearing therein), and the effectiveness of Anixter International Inc.’s internal control over financial reporting as of December 30, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Anixter Inc.

Debt Securities

Guaranteed as Set Forth in this Prospectus by Anixter International Inc.

Anixter International Inc.

Guarantees of Debt Securities

Anixter Inc. may offer, from time to time, in amounts, at prices and on terms that it will determine at the time of offering, one or more series of debt securities. Anixter International Inc. will fully and unconditionally guarantee the obligations of Anixter Inc. under any debt securities issued under this prospectus or any prospectus supplement.

We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 18 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this process, we may from time to time sell the debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the debt securities and guarantees of debt securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

References to “Anixter International” refer to Anixter International Inc. and references to “Anixter” refer to Anixter Inc. Unless the context requires otherwise, references to “we,” “us” or “our” refer collectively to Anixter International and its subsidiaries, including Anixter. References to “securities” refer collectively to the debt securities and guarantees of debt securities registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

We have filed and will file reports and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the following SEC public reference room:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for additional information about the public reference room.

The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, including Anixter, who file electronically with the SEC. The address of that site is www.sec.gov.

The Commission allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. We consider the information incorporated by reference to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below.

•	Our annual report on Form 10-K for the fiscal year ended December 30, 2011.

•	Our current report on Form 8-K filed on February 24, 2012.

•	Our current report on Form 8-K filed on March 27, 2012.

All documents filed by us with the SEC under Sections 13(a), 14 and 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities under this document (other than current reports furnished, rather than filed, under Form 8-K) shall also be deemed to be incorporated by reference and will automatically update information in this prospectus.

Any statements made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Anixter International Inc.

2301 Patriot Blvd.

Glenview, Illinois 60026

Attention: Treasurer

Telephone: 224-521-8000

We maintain an Internet site at http://www.anixter.com which contains information concerning Anixter International and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933. This prospectus does not contain all the information that is contained in the registration statement. We refer you to the registration statement and to the exhibits filed with the registration statement for further information. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Because this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

FORWARD-LOOKING STATEMENTS

This prospectus may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, which can be identified by the use of forwarding-looking terminology such as “believes,” “expects,” “intends,” “anticipates,” “contemplates,” “estimates,” “plans,” “projects,” “should,” “may” or similar expressions, including the negative thereof, or other variations thereon or comparable terminology indicating our expectations or beliefs concerning future events. Such statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated in this prospectus. These factors include: general economic conditions; changes in supplier relationships; risks associated with the sale of nonconforming products and services; political, economic and currency risks of non-U.S. operations; inventory and accounts receivable risk; copper price fluctuations; risks associated with the integration of acquired companies; capital project volumes; and other factors identified in our reports filed with the SEC under the Exchange Act, including under the Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 30, 2011.

We undertake no obligation to update these forward-looking statements as a result of any events or circumstances after the date made or to reflect the occurrence of unanticipated events.

ANIXTER INTERNATIONAL INC.

Through a combination of our service capabilities and a portfolio of products from industry-leading manufacturers, we are a leading global distributor of data, voice, video and security network communication products and the largest North American distributor of specialty wire and cable products. In addition, we are a leading distributor of “C” Class inventory components, which are incorporated into a wide variety of end-use applications and include screws, bolts, nuts, washers, pins, rings, fittings, springs, electrical connectors and similar small parts, the majority of which are specialized or highly engineered for particular customer applications.

We believe we are a leader in the provision of advanced inventory management services, including procurement, just-in-time delivery, quality assurance testing, advisory engineering services, component kit production, small component assembly and e-commerce and electronic data interchange to a broad spectrum of customers. Our comprehensive supply chain management solutions are designed to reduce customer procurement and management costs and enhance overall production or installation efficiencies. Inventory management services are frequently provided under customer contracts for periods in excess of one year and include the interfacing of Anixter and customer information systems and the maintenance of dedicated distribution facilities. These services are provided exclusively in connection with the sales of products, and as such, the price of such services is included in the price of the products delivered to the customer.

We sell products to over 100,000 active customers. Our customers are international, national, regional, and local companies that include end users, installers, integrators and resellers of our products as well as original equipment manufacturers who use our products as a component of their end product. Our customers cover all industry groups, including manufacturing, resource extraction, telecommunications, internet service providers, finance, education, healthcare, transportation, utilities, aerospace and defense and government as well as contractors, installers, system integrators, value added resellers, architects, engineers and wholesale distributors. Our customer base is well diversified with no single customer accounting for more than 3% of sales.

ANIXTER INC.

All of the operating activities of Anixter International are conducted through its wholly owned subsidiary Anixter Inc.

Our principal executive offices are located at 2301 Patriot Boulevard, Glenview, Illinois 60026. Our telephone number at those offices is (224) 521-8000.

USE OF PROCEEDS

Unless otherwise described in the applicable prospectus supplement, we will use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes, including additions to working capital, repayment of existing indebtedness and possible acquisitions.

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of earnings to fixed charges for each of the periods indicated:

	Fiscal Year Ended
	December 28, 2007	January 02, 2009	January 01, 2010	December 31, 2010	December 30, 2011
Ratio of earnings to fixed charges	5.53	4.13	0.98	3.46	5.28

Earnings represents income from continuing operations before taxes plus fixed charges. Fixed charges consist of (i) interest on all indebtedness (including capital leases) and amortization of debt discount and deferred financing fees, (ii) interest attributable to rentals and (iii) interest on liabilities associated with Financial Accounting Standards Board Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. The ratio of earnings to fixed charge for the fiscal year end January 1, 2010 was impacted by a goodwill impairment charge of $100.0 million related to the our European operations.

DESCRIPTION OF DEBT SECURITIES

Anixter may issue the debt securities, in one or more series, from time to time under an Indenture, among Anixter, Anixter International Inc., as guarantor, and Wells Fargo Bank, National Association, as trustee. Wells Fargo Bank, National Association, as trustee under the Indenture, will act as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended. We have filed the Indenture as an exhibit to the registration statement of which this prospectus is a part.

This section briefly summarizes some of the terms of the debt securities and the Indenture. This section does not contain a complete description of the debt securities or the Indenture. The description of the debt securities is qualified in its entirety by the provisions of the Indenture. References to section numbers in this description of the debt securities, unless otherwise indicated, are references to section numbers of the Indenture.

General

The Indenture does not limit the amount of debt securities that may be issued. The Indenture provides for the issuance of debt securities from time to time in one or more series. The terms of each series of debt securities may be established in a supplemental indenture or officers’ certificates establishing such series.

The debt securities:

•	are unsecured, unsubordinated obligations of Anixter;

•	are equal in right of payment to any other unsecured, unsubordinated obligations of Anixter; and

•	are guaranteed on a senior unsecured basis by Anixter International.

If Anixter uses this prospectus to offer debt securities, an accompanying prospectus supplement will describe the following terms of the debt securities being offered, to the extent applicable:

•	the title;

•	any limit on the aggregate principal amount;

•	the identity of the registrar and paying agent for the debt securities;

•	the date or dates, or the method by which such date or dates are determined or extended, on which Anixter will pay principal and premium, if any;

•	the interest rate or rates (which may be fixed or variable) or the method of determining them, the date interest begins to accrue and the interest payment dates or the method of determining them;

•	the regular record dates for any interest payment dates;

•	the place or places where Anixter will pay principal, premium, if any, and interest;

•	the terms and conditions of any optional redemption, including the date after which, and the price or prices at which, Anixter may redeem securities;

•

the terms and conditions of any mandatory or optional redemption, repayment or purchase of the debt securities pursuant to a sinking fund or at the option of the holder of debt securities, including the periods in which, and the price or prices at which, Anixter may redeem, repay or purchase the debt securities;

•	the denomination in which Anixter will issue securities if other than in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	the currency or currencies in which Anixter will pay principal, premium, if any, and interest if other than U.S. currency;

•	any index or indices used to determine the amount of payments;

•

the terms and conditions of any election by Anixter to pay, or by the holder of debt securities to receive, principal, premium, if any, or interest on any debt security in currency or currencies other than those in which the debt securities are offered;

•	if other than the principal amount, the portion of principal payable on declaration of acceleration of maturity or in bankruptcy;

•	if applicable, that the debt securities are defeasible pursuant to the provisions of the Indenture;

•

any addition to or change in the events of default of Anixter or Anixter International applicable to the debt securities, and any change in the right of the indenture trustee or the holder of debt securities to declare the principal, premium, if any, and interest due and payable;

•	any addition or change to the covenants and definitions;

•

whether registered or bearer securities will be issued, any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities may be exchanged for registered securities and vice versa;

•

whether Anixter will issue the debt securities in whole or in part in global form and, in such case, the depositary for such global securities and the circumstances under which beneficial owners of interests in the global security may exchange such interest for securities; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indenture. (See Section 301.)

Guarantee of Anixter International

Anixter International will unconditionally guarantee to each holder of debt securities and to the indenture trustee the due and punctual payment of the principal of, and premium, if any, and interest on the debt securities. The guarantee applies whether the payment is due at maturity, or as a result of acceleration, redemption or otherwise. The guarantee will remain valid even if the Indenture is found to be invalid.

Anixter International is a holding company with no independent business operations or source of income of its own. It conducts substantially all of its operations through Anixter and, as a result, Anixter International depends on the earnings and cash flow of, and dividends or distributions from, Anixter to provide the funds necessary to meet its debt and contractual obligations. Anixter International’s holding company status also means that its right to participate in any distribution of the assets of any of its subsidiaries upon liquidation, reorganization or otherwise is subject to the prior claims of the creditors of each of the subsidiaries (except to the extent that the claims of Anixter International itself as a creditor of a subsidiary may be recognized).

Denomination, Registration and Transfer

Anixter may issue the debt securities as registered securities in certificated form or as global securities as described under the heading “Book-Entry Issuance.” Unless otherwise specified in the applicable prospectus supplement, Anixter will issue registered debt securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof. (See Section 302.)

If Anixter issues the debt securities as registered securities, Anixter will keep at one of its offices or agencies a register in which it will provide for the registration and transfer of the debt securities. Anixter will appoint that office or agency the security registrar for the purpose of registering and transferring the debt securities.

Unless otherwise set forth in the applicable prospectus supplement, Anixter has appointed the indenture trustee as security registrar for each series of debt securities. (See Section 305.) Any other office or agency initially designated by Anixter for the registration and transfer of any debt securities will be named in the applicable prospectus supplement. Anixter may at any time designate additional offices and agencies for the registration and transfer or exchange of any debt securities or rescind such designations, except that Anixter will be required to maintain an office or agency in each place of payment for the debt securities of each series. (See Section 1002.)

The holder of any registered debt security may exchange the debt security for registered debt securities of the same series, in any authorized denominations, in like tenor and in the same aggregate principal amount. The holder may exchange those debt securities by surrendering them at the office or agency in a place of payment. Holders may present the debt securities for exchange or registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer satisfactory to Anixter and the securities registrar. No service charge will apply to any exchange or registration of transfer, but Anixter or the indenture trustee may require payment of any taxes and other governmental charges as described in the Indenture. (See Section 305.)

If debt securities of any series are redeemed, Anixter will not be required to issue, register transfer of or exchange any debt securities of that series during a period beginning at opening of business 15 days before the selection of such debt securities and ending at the close of business on the day of a mailing of a notice of redemption. After notice is given, Anixter will not be required to issue, register the transfer of or exchange any debt securities that have been selected to be either partially or fully redeemed, except the unredeemed portion of any debt security being partially redeemed. (See Section 305.)

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, on each interest payment date, Anixter will pay interest on each debt security to the person in whose name that debt security is registered as of the close of business on the record date relating to that interest payment date. If Anixter defaults in the payment of interest on any debt security, it may pay that defaulted interest to the registered owner of that debt security:

•	as of the close of business on a date that the indenture trustee selects, which may not be more than 15 days or less than 10 days before the date Anixter proposes to pay the defaulted interest, or

•	in any other lawful manner that does not violate the requirements of any securities exchange on which that debt security is listed. (See Section 307.)

Unless otherwise indicated in the applicable prospectus supplement, Anixter will pay the principal of and any premium or interest on the debt securities when they are presented at the office of the indenture trustee, as paying agent. Anixter may at any time designate additional paying agents or one or more other offices or agencies where the debt securities may be presented or surrendered for payment or rescind such designations, except that Anixter will be required to maintain an office or agency in each place of payment for debt securities of a particular series.

Redemption

The applicable prospectus supplement will contain the specific terms on which Anixter may redeem a series of debt securities prior to its stated maturity. Anixter will send a notice of redemption to holders at least 30 days but not more than 60 days prior to the redemption date, unless a shorter period is specified in the debt securities to be redeemed. The notice will state:

•	the redemption date;

•	the redemption price (or how the redemption price will be calculated);

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment; and

•	whether the redemption is for a sinking fund. (See Section 1104.)

On or before any redemption date, Anixter will deposit an amount of money with the indenture trustee or with a paying agent sufficient to pay the redemption price. (See Section 1105.)

If Anixter is redeeming less than all the debt securities and the securities to be redeemed are global securities, the securities to be redeemed will be selected by DTC in accordance with applicable DTC procedures. If the securities to be redeemed are not global securities, the indenture trustee will select the debt securities to be redeemed using a method it considers fair and appropriate. (See Section 1103.) After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date. (See Section 1106.)

Consolidation, Merger, Conveyance, Transfer or Lease

Neither Anixter nor Anixter International shall consolidate with, or sell or convey all or substantially all of their respective assets to, or merge with or into any other person or entity unless:

•

either Anixter or Anixter International, as applicable, is the continuing corporation, or the successor is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States or a state thereof and the successor person expressly assumes by a supplemental indenture Anixter International’s or Anixter’s obligations, as applicable, under the debt securities and under the Indenture;

•

Anixter International or Anixter, as applicable, or the successor person, as the case may be, is not immediately after the merger or consolidation, or the sale, lease or conveyance, in default in the performance of any covenant or condition under the Indenture; and

•

after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred or be continuing. (See Section 801.)

Certain Covenants of Anixter and Anixter International

The Indenture contains certain covenants of Anixter, Anixter International and certain subsidiaries related to the incurrence of secured debt and sale and leaseback transactions. These covenants do not, however, focus on the amount of debt incurred in any transaction and do not otherwise afford protection to holders of the debt securities in the event of a highly leveraged transaction that is not in violation of the covenants. Anixter and Anixter International do not currently intend to include any covenants or other provisions affording such protection in any series of debt securities. If in the future Anixter and Anixter International determine that it is desirable to include covenants or other provisions of this type in any series of debt securities, they will be described in the prospectus supplement for that series.

Limitations on Secured Debt

The Indenture provides that Anixter and Anixter International will not at any time create, incur, assume or guarantee, and will not cause or permit a Restricted Subsidiary to create, incur, assume or guarantee, any Secured Debt, and Anixter and Anixter International will not at any time create, and will not cause or permit a Restricted Subsidiary to create, any Security Interest securing any indebtedness existing on the date of the Indenture which would constitute Secured Debt if it were secured by a Security Interest, without first making effective provision whereby the debt securities then outstanding under the Indenture and any other indebtedness of or guaranteed by Anixter, Anixter International or such Restricted Subsidiary then entitled thereto, subject to applicable priorities of payment, shall be secured by the Security Interest securing such Secured Debt equally and ratably with any and all other obligations and indebtedness so secured, so long as such other obligations and indebtedness shall be so secured; provided, however, that the foregoing prohibition will not apply to:

•

Security Interests on property acquired, constructed, developed or improved after the date of the Indenture by Anixter, Anixter International or a Restricted Subsidiary and created prior to or contemporaneously with, or within 180 days after the acquisition of property which is a parcel of real property, a building, machinery or equipment;

•

Security Interests on property at the time of acquisition which secure obligations assumed by Anixter, Anixter International or a Restricted Subsidiary, or on the property or on the outstanding shares or indebtedness of a corporation or firm at the time it becomes a Restricted Subsidiary or is merged into or consolidated with Anixter, Anixter International or a Restricted Subsidiary, or on properties of a corporation or firm acquired by Anixter, Anixter International or a Restricted Subsidiary as an entirety or substantially as an entirety;

•	Security Interests arising from conditional sales agreements or title retention agreements with respect to property acquired by Anixter, Anixter International or any Restricted Subsidiary;

•	Security Interests securing indebtedness of a Restricted Subsidiary owing to Anixter, Anixter International or to another Restricted Subsidiary;

•

Any Security Interest arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulations, which is required by law or governmental regulation as a condition to the transaction of any business, or the exercise of any privilege, franchise or license;

•

Security Interests securing indebtedness of Anixter or a Restricted Subsidiary owing to an Unrestricted Subsidiary of the character described in clause (c) of the definition of Unrestricted Subsidiary that finances accounts receivable;

•

mechanics’ and other statutory liens arising in the ordinary course of business (including construction of facilities) in respect of obligations that are not due or that are being contested in good faith;

•	Security Interests for taxes, assessments or governmental charges not yet delinquent or for taxes, assessments or governmental charges that are being contested in good faith;

•

Security Interests (including judgment liens) arising in connection with legal proceedings so long as such proceedings are being contested in good faith and, in the case of judgment liens, execution thereon is stayed;

•	Landlords’ liens on fixtures on premises leased in the ordinary course of business;

•

Security Interests to secure partial, progress, advance or other payments or any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction, development, or substantial repair, alteration or improvement of the property subject to such Security Interests if the commitment for the financing is obtained not later than 180 days after the later of the completion of or the placing into operation (exclusive of test and start-up periods) of such property;

•

Security Interests arising in connection with contracts and subcontracts with or made at the request of the United States, or any state thereof, or any department, agency or instrumentality of the United States; or

•

Security Interests in favor of the United States or any state, county or local government, or any agency of the United States, or any holder of bonds or other securities thereof issued, in connection with the financing of the cost of acquiring, constructing or improving property (including, without limitation, any such property designed primarily for the purpose of pollution control), and any transfers of title to or Security Interest in any such property and any related property, in favor of such government or governmental agency or any such security holders in connection with the acquisition, construction, improvement, attachment or removal of such property; provided that such transfer of title or Security Interest does not apply to any Principal Facility.

Additionally, such permitted Secured Debt includes (with certain limitations) any extension, renewal or refunding, in whole or in part, of any Secured Debt permitted at the time of the original incurrence thereof. In addition to the foregoing, Anixter, Anixter International and the Restricted Subsidiaries may incur Secured Debt, without equally and ratably securing the debt securities, if the sum of (a) the amount of Secured Debt entered into after the date of the Indenture, not including the Secured Debt referred to in the above bullets and any permitted extension, renewal and refunding thereof, plus (b) the aggregate value of Sale and Leaseback Transactions entered into after the date of the Indenture, not including Sale and Leaseback Transactions referred to in the second bullet under “Limitations on Sale and Leaseback Transactions” below, does not exceed ten percent of Consolidated Net Tangible Assets. (See Section 1005.)

Limitations on Sale and Leaseback Transactions

The Indenture provides that Anixter and Anixter International may not, and may not permit any Restricted Subsidiary to, engage in any Sale and Leaseback Transaction unless:

•

Anixter, Anixter International or such Restricted Subsidiary would be entitled to incur Secured Debt only by reason of the provision described in the last sentence of “Limitations on Secured Debt” equal in amount to the net proceeds of the property sold or transferred or to be sold or to be transferred pursuant to such Sale and Leaseback Transaction and secured by a Security Interest on the property to be leased without equally and ratably securing the debt securities outstanding under the Indenture as provided under said section; or

•

Anixter, Anixter International or a Restricted Subsidiary shall apply, within 180 days after the effective date of such sale or transfer, an amount equal to such net proceeds to (i) the acquisition, construction, development or improvement of properties, facilities or equipment which are, or upon such acquisition, construction, development or improvement will be, a Principal Facility or Facilities or a part thereof or (ii) the redemption of debt securities issued under the Indenture or to the repayment or redemption of Senior Funded Debt of Anixter, Anixter International or of any Restricted Subsidiary (other than Senior Funded Debt owed to any Restricted Subsidiary), or in part to such acquisition, construction, development or improvement and in part to such redemption and/or repayment. In lieu of applying an amount equal to such net proceeds to such redemption Anixter or Anixter International may, within 180 days after such sale or transfer, deliver to the appropriate indenture trustee debt securities issued under the Indenture or other debt securities constituting Senior Funded Debt (other than such debt securities made the basis of a reduction in a mandatory sinking fund payment) for cancellation and thereby reduce the amount to be applied to the redemption of such debt securities by an amount equivalent to the aggregate principal amount of the debt securities so delivered. (See Section 1006.)

Certain Definitions

The following terms are defined substantially as follows in Section 101 of the Indenture and are used in this description as so defined:

“Consolidated Net Tangible Assets” means, in each case, with respect to Anixter International (a) the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all liabilities and liability items, except for indebtedness payable by its terms more than one year from the date of incurrence thereof (or renewable or extendable at the option of the obligor for a period ending more than one year after such date of incurrence), capitalized rent, capital stock (including redeemable preferred stock) and surplus, surplus reserves and deferred income taxes and credits and other non-current liabilities, and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount, unamortized expenses incurred in the issuance of debt, and other like intangibles which, in each case, under generally accepted accounting principles in effect on the date of the Indenture would be included on a consolidated balance sheet of Anixter International and its Restricted Subsidiaries, less (b) loans, advances, equity investments and guarantees (other than accounts receivable arising from the sale of merchandise in the ordinary course of business) at the time outstanding that were made or incurred by Anixter International and its Restricted Subsidiaries to, in or for Unrestricted Subsidiaries or to, in or for corporations while they were Restricted Subsidiaries and which at the time of computation are Unrestricted Subsidiaries.

“Principal Facility” means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing, owned, on the date of the Indenture or thereafter, by Anixter, Anixter International or a Restricted Subsidiary, which has a gross book value (without deduction for any depreciation reserves) at the date as of which the determination is being made of in excess of one percent of the Consolidated Net Tangible Assets, other than any such land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing which, in the opinion of the Board of Directors of Anixter International (evidenced by a board resolution), is not of material importance to the business conducted by Anixter International and its Subsidiaries taken as a whole.

“Restricted Subsidiary” means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary that was an Unrestricted Subsidiary but which, subsequent to the date of the Indenture, is designated by Anixter and Anixter International (evidenced by a resolution of their respective boards of directors) to be a Restricted Subsidiary; provided, however, that Anixter and Anixter International may not designate any such Subsidiary to be a Restricted Subsidiary if Anixter International or Anixter would thereby breach any covenant or agreement contained in the Indenture (on the assumption that any transaction to which such Subsidiary was a party at the time of such designation and which would have given rise to Secured Debt or Senior Funded Debt or constituted a Sale and Leaseback Transaction at the time it was entered into had such Subsidiary then been a Restricted Subsidiary was entered into at the time of such designation).

“Sale and Leaseback Transaction” means any sale or transfer made by Anixter, Anixter International or one or more Restricted Subsidiaries (except a sale or transfer made to Anixter, Anixter International or one or more Restricted Subsidiaries) of any Principal Facility that (in the case of a Principal Facility which is a building or equipment) has been in operation, use or commercial production (exclusive of test and start-up periods) by Anixter, Anixter International or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, or that (in the case of a Principal Facility that is a parcel of real property not containing a building) has been owned by Anixter, Anixter International or any Restricted Subsidiary for more than 180 days prior to such sale or transfer, if such sale or transfer is made with the intention of leasing, or as part of an arrangement involving the lease of such Principal Facility to Anixter, Anixter International or a Restricted Subsidiary (except a lease for a period not exceeding 36 months made with the intention that the use of the leased Principal Facility by Anixter, Anixter International or such Restricted Subsidiary will be discontinued on or before the expiration of such period). The creation of any Secured Debt permitted under the applicable section of the Indenture will not be deemed to create or be considered a Sale and Leaseback Transaction.

“Secured Debt” means any indebtedness for money borrowed by, or evidenced by a note or other similar instrument of, Anixter, Anixter International or a Restricted Subsidiary, and any other indebtedness of Anixter, Anixter International or a Restricted Subsidiary on which, by the terms of such indebtedness, interest is paid or payable, including obligations evidenced or secured by leases, installment sales agreements or other instruments (other than indebtedness owed by a Restricted Subsidiary to Anixter or Anixter International, or by a Restricted Subsidiary to another Restricted Subsidiary, or by Anixter or Anixter International to a Restricted Subsidiary), which in any such case is secured by (a) a Security Interest in any property or assets of Anixter, Anixter International or any Restricted Subsidiary, or (b) a Security Interest in any shares of stock owned directly or indirectly by Anixter or Anixter International in a

Restricted Subsidiary or in indebtedness for money borrowed by a Restricted Subsidiary from Anixter, Anixter International or another Restricted Subsidiary. The securing in the foregoing manner of any previously unsecured debt shall be deemed to be the creation of Secured Debt at the time such security is given. The amount of Secured Debt at any time outstanding shall be the aggregate amount then owing thereon by Anixter, Anixter International and the Restricted Subsidiaries.

“Security Interest” means any mortgage, pledge, lien, encumbrance or other security interest which secures payment or performance of an obligation.

“Senior Funded Debt” means any obligation of Anixter, Anixter International or any Restricted Subsidiary which constituted funded debt as of the date of its creation and that, in the case of such funded debt of Anixter and Anixter International, is not subordinate and junior in right of payment to the prior payment of the debt securities. As used herein “funded debt” means all indebtedness for borrowed money having a maturity of more than 12 months from the date as of which the amount thereof is to be determined; it being understood that debt outstanding under a revolving credit or similar agreement which may be borrowed, repaid and reborrowed (and reimbursement obligations relating to letters of credit) shall not constitute funded debt.

“Subsidiary” means a corporation, association, partnership or other entity of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Anixter International, Anixter or by one or more other Subsidiaries, or by Anixter International, Anixter and one or more other Subsidiaries.

“Unrestricted Subsidiary” means (a) any Subsidiary acquired or organized after the date of the Indenture, provided, however, that such Subsidiary is not a successor, directly or indirectly, to, and does not directly or indirectly own any equity interest in, any Restricted Subsidiary, (b) any Subsidiary the principal business and assets of which are located outside the United States of America (including its territories and possessions), (c) any Subsidiary the principal business of which consists of financing the acquisition or disposition of machinery, equipment, inventory, accounts receivable and other real, personal and intangible property by persons including Anixter, Anixter International or a Subsidiary, (d) any Subsidiary the principal business of which is owning, leasing, dealing in or developing real property for residential or office building purposes, and (e) any Subsidiary substantially all the assets of which consist of stock or other securities of an Unrestricted Subsidiary or Unrestricted Subsidiaries of the character described in clauses (a) through (d) of this paragraph, unless and until, in each of the cases specified in this paragraph, any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of “Restricted Subsidiary”.

Events of Default

The Indenture provides, with respect to any outstanding series of debt securities, that any of the following events constitutes an “Event of Default”:

•	default in the payment of any interest upon any debt security of that series that becomes due and payable and the default continues for 30 days;

•	default in the payment of principal of or any premium on any debt security of that series when due at its maturity;

•	default in the deposit of any sinking fund payment on any debt security of that series when due;

•

default in the performance, or breach, of any covenant or warranty of Anixter or Anixter International in the Indenture with respect to any debt securities of that series for 30 days after written notice to Anixter and Anixter International from the indenture trustee, or to Anixter, Anixter International and the indenture trustee from the holders of at least 25% of the outstanding debt securities of that series;

•

default by Anixter or Anixter International under any mortgage, indenture, bonds, debentures, notes or instrument under which there may be issued, secured or evidenced indebtedness for money borrowed which constitutes a failure to pay more than $50,000,000 in principal amount of such indebtedness when due and payable at its stated maturity or which results in more than $50,000,000 in principal amount of such indebtedness becoming or being declared due and payable before the date on which it would otherwise become due and payable, and that acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged, before written notice of acceleration has been given by the indenture trustee or the holders of at least 25% of the outstanding debt securities of that series;

•	certain events in bankruptcy, insolvency or reorganization with respect to Anixter and Anixter International; and

•	any other default specified in the prospectus supplement relating to the debt securities of that series. (See Section 501.)

If an Event of Default occurs as a result of either certain events in bankruptcy, insolvency or reorganization with respect to Anixter and Anixter International, then all unpaid principal of, premium (if any) and accrued interest on all debt securities at the time outstanding will become immediately due and payable without any declaration or other act on the part of the indenture trustee or any holder of debt securities. If an Event of Default occurs for any other reason with respect to debt securities of a particular series, the indenture trustee or the holders of 25% in principal amount of the outstanding debt securities of that series may declare the debt securities of that series due and payable immediately. (See Section 502.)

Subject to certain limitations, the holders of a majority of the aggregate principal amount of the outstanding debt securities of a particular series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee under the Indenture, or exercising any trust or power conferred on the indenture trustee, with respect to the debt securities of that series. The indenture trustee may refuse to follow directions that are in conflict with law or the Indenture or that are unduly prejudicial to other holders or that would involve the indenture trustee in personal liability. The indenture trustee may take any other action it deems proper that is not inconsistent with those directions. (See Section 512.)

Under the Indenture, the indenture trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the indenture trustee security or indemnity satisfactory to the indenture trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. (See Section 602.)

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to such series and its consequences, except a default:

•	in respect of a payment of principal of, or premium (if any), or interest on any debt security; or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each affected debt security. (See Section 513.)

At any time after the holders of the debt securities of a series declare that the debt securities of that series are due and immediately payable and before a judgment for the payment of the money due has been obtained, holders of a majority in principal amount of the outstanding debt securities of that series may rescind and cancel the declaration and its consequences (1) if all Events of Default (other than the non-payment of principal, premium, if any, or interest which has become due solely by the declaration) have been cured or waived, and (2) Anixter or Anixter International has paid or deposited with the indenture trustee an amount sufficient to pay:

•	all overdue interest on the debt securities of that series;

•

the principal of and premium (if any) on any debt securities of that series which are due other than by the declaration of acceleration, and any interest thereon at the rate or rates prescribed therefor in the debt securities;

•	interest on overdue interest (if lawful); and

•	sums paid or advanced by and amounts due to the indenture trustee under the Indenture. (See Section 502.)

Modification of the Indenture

Anixter, Anixter International and the indenture trustee may modify or amend the Indenture, without the consent of the holders of any debt securities, for any of the following purposes:

•	to evidence the succession of another person as obligor under the Indenture;

•	to add to Anixter’s or Anixter International’s covenants or to surrender any right or power conferred on Anixter or Anixter International under the Indenture;

•

to add or change any provisions of the Indenture to permit or facilitate the issuance of bearer securities of any series, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of securities of any series in uncertificated form;

•

to add, change or eliminate any provisions of the Indenture in respect of one or more series of debt securities; provided that any such addition, change or elimination shall either (a) not adversely affect the rights of the holders of outstanding debt securities of any series in any material respect, or (b) not apply to any debt securities of any series created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse affect on the rights of the holders of such debt securities in any material respect;

•	to secure the debt securities of any series;

•	to establish the form or terms of debt securities of any series;

•	to evidence or provide for the acceptance or appointment by a successor indenture trustee or facilitate the administration of the trusts under the Indenture by more than one indenture trustee;

•

to cure any ambiguity or defect in and to correct or supplement any provision in the Indenture that may be inconsistent with any other provision of the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture; provided, however, that any such action shall not adversely affect the rights of the holders of outstanding debt securities of any series in any material respect;

•

to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect qualification of the Indenture under the Trust Indenture Act, or under any similar federal statute hereafter enacted, and to add to the Indenture such other provisions as may be expressly permitted by the Trust Indenture Act;

•	to amend or supplement the restrictions on and procedures for transfers of debt securities to reflect any change in applicable law or regulation. (See Section 901.)

The Indenture provides that we and the indenture trustee may amend the Indenture or the debt securities with the consent of the holders of a majority in principal amount of the then outstanding debt securities of each series affected by the amendment. However, without the consent of each holder of any outstanding debt securities affected, an amendment or modification may not, among other things:

•	change the stated maturity of the principal or interest on any debt security;

•	reduce the principal amount of, rate of interest on, or premium (if any) payable upon the redemption of, any debt security;

•	reduce the principal amount of a discount security that would be payable upon acceleration of its maturity;

•	change the place or currency of payment of principal of, or any premium (if any) or interest on, any debt security;

•	impair a holder’s right to institute suit for the enforcement of any payment after the stated maturity or after any redemption date;

•	modify or waive any provision relating to the guarantees;

•	reduce the percentage of holders of debt securities necessary to modify or amend the Indenture or to consent to any waiver under the Indenture; and

•	modify such provisions with respect to modification and waiver. (See Section 902.)

Satisfaction and Discharge

Under the Indenture, Anixter can terminate its obligations with respect to debt securities of any series not previously delivered to the indenture trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

Anixter may terminate its obligations with respect to the debt securities of that series by depositing with the indenture trustee, as trust funds in trust for the purpose, an amount of money in U.S. dollars sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the Indenture will cease to be of further effect and Anixter’s obligations will be satisfied and discharged with respect to that series (except as to Anixter’s obligations to pay all other amounts due under the Indenture and to provide certain officers’ certificates and opinions of counsel to the indenture trustee). At the request and expense of Anixter, the indenture trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 401.)

Book-Entry Issuance

Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, or DTC, will act as securities depositary for the debt securities. The securities will be issued as fully registered securities registered in the name Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully registered security certificate will be issued for each issue of debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC.

The following is based on information furnished by DTC: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agents. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others — indirect participants — such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has a Standard & Poor’s rating of AA+. The DTC rules applicable to its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for such securities on DTC’s records. The ownership interest of each actual purchaser of each security — the beneficial owner — is in turn recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchases. Beneficial owners are, however, expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they entered into the transactions. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

If applicable, redemption notices shall be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a direct participant in accordance with DTC’s MMI procedures. Under its usual procedures, DTC mails an omnibus proxy to Anixter as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Redemption proceeds, principal payments and any premium, interest or other payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Anixter or the paying agent, on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, Anixter, Anixter International or the paying agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, principal and any premium, interest or other payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Anixter and the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

A beneficial owner shall give notice to elect to have its securities purchased or tendered, through its participant, to the appropriate agent and will effect delivery of such securities by causing the direct participant to transfer the participant’s interest in the securities on DTC’s records to the appropriate agent. The requirement for physical delivery of securities in connection with an optional tender or mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered securities to the DTC account of the appropriate agent.

DTC may discontinue providing its services as depositary with respect to the securities at any time by giving reasonable notice to Anixter or the indenture trustee. Under such circumstances, in the event that a successor depositary is not obtained, certificates for the securities are required to be printed and delivered.

Anixter may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for the securities will be printed and delivered to DTC.

We have provided the foregoing information with respect to DTC to the financial community for information purposes only. We do not intend the information to serve as a representation, warranty or contract modification of any kind. We have received the information in this section concerning DTC and DTC’s system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Defeasance and Covenant Defeasance

If and to the extent indicated in the applicable prospectus supplement, Anixter may elect, at its option at any time, to have the following provisions of the Indenture related to defeasance and discharge of indebtedness or to defeasance of certain covenants applied to the debt securities of any series, or to any specified part of the series. (See Section 1301.)

Defeasance and Discharge.    The Indenture provides that Anixter may exercise the option for Anixter and Anixter International to be discharged from all their obligations with respect to debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the sole benefit of the holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in U.S. dollars in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants certified in writing to the indenture trustee to pay the principal of and any premium and interest on such debt securities on the respective stated maturities in accordance with the terms of the Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things, Anixter has delivered to the indenture trustee an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (See Sections 1302 and 1304.)

Defeasance of Certain Covenants.    The Indenture provides that Anixter may exercise the option for Anixter and Anixter International to omit to comply with certain restrictive covenants, including those described under “Certain Covenants of Anixter and Anixter International” and in the fifth bullet point of the first paragraph under “Events of Default” and any that may be described in the applicable prospectus supplement, and the occurrence of certain Events of Default, which are described in the fourth and fifth bullet points of the first paragraph under “Events of Default” and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such debt securities. Anixter, in order to exercise such option, will be required to deposit, in trust for the sole benefit of the holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest, if any, in respect thereof in accordance with their terms, will provide money in U.S. dollars in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants certified in writing to the indenture trustee to pay the principal of and any premium and interest on such debt securities on the respective stated maturities relating thereto in accordance with the terms of the Indenture and such debt securities. Anixter will also be required, among other things, to deliver to the indenture trustee an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. (See Sections 1303 and 1304.)

Governing Law

The Indenture and the debt securities are governed by the internal laws of the State of New York.

Information Concerning the Indenture Trustee

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the indenture trustee written notice of a continuing Event of Default with respect to the debt securities of that series; (ii) the holders of a least 25% in aggregate principal amount of the debt securities of that series have made written request, and such holder or holders have offered indemnity satisfactory, to the indenture trustee to institute such proceeding as indenture trustee; and (iii) the indenture trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (See Section 507.) However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of payment of the principal of, premium (if any) and interest on such security on or after the applicable due date specified in such debt security. (See Section 508.)

Anixter maintains certain banking relationships with the indenture trustee in the ordinary course of its business.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to Anixter or Anixter International from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Through Underwriters.    If we use underwriters in the sale of the securities, the underwriters will acquire the offered securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the offered securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to offered securities, the obligations of the underwriters to purchase those offered securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of those offered securities if they purchase any of them.

Through Dealers.    If we use a dealer to sell the securities, we will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents.    If we use agents in the sale of securities, we may designate one or more agents to sell offered securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly to Purchasers.    We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

General Information.    A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of offered securities, any initial public offering price and other terms of the offering of those offered securities.

Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase offered securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities offered by this prospectus were passed upon for us by Schiff Hardin LLP. The opinions with respect to the securities may be subject to assumptions regarding future action to be taken by us and the indenture trustee, if applicable, in connection with the issuance and sale of the securities, the specific terms of the securities and other matters that may affect the validity of securities but that cannot be ascertained on the date of those opinions.

EXPERTS

The consolidated financial statements of Anixter International Inc. appearing in Anixter International Inc.’s Annual Report (Form 10-K) for the year ended December 30, 2011 (including schedules appearing therein), and the effectiveness of Anixter International Inc.’s internal control over financial reporting as of December 30, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$350,000,000

Anixter Inc.

5.625% Senior Notes due 2019

Fully and Unconditionally Guaranteed by

Anixter International Inc.

PROSPECTUS SUPPLEMENT

April 25, 2012

Joint Book-Running Managers

Wells Fargo Securities

BofA Merrill Lynch

J.P. Morgan

RBS

Co-Manager

UBS Investment Bank